                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------

Report of Independent Public Accountants...................................................................        F-2

Consolidated Balance Sheets as of December 31, 1996 and 1997...............................................        F-3

Consolidated Statements of Operations for the years ended December 31, 1995, 1996 and 1997.................        F-4

Consolidated Statements of Stockholders' Investment for the years ended December 31, 1995, 1996 and 1997...        F-5

Consolidated Statements of Cash Flows for the years ended December 31, 1995, 1996 and 1997.................        F-6

Notes to Consolidated Financial Statements.................................................................        F-7

                      REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Dura Automotive Systems, Inc.:

We have audited the accompanying consolidated balance sheets of Dura Automotive Systems, Inc. (a Delaware corporation) and Subsidiaries as of December 31, 1996 and 1997 and the related consolidated statements of operations, stockholders' investment and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dura Automotive Systems, Inc. and Subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                        ARTHUR ANDERSEN LLP


Minneapolis, Minnesota,
  January 30, 1998

                    DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES
                             CONSOLIDATED BALANCE SHEETS

                         (IN THOUSANDS, EXCEPT SHARE AMOUNTS)


                                                            December 31,
                                                     -------------------------
                                                         1996           1997
                                                     ----------     ----------
                         ASSETS

Current Assets:
   Cash and cash equivalents                           $  1,667       $  4,148
   Accounts receivable                                   49,490         79,032
   Inventories                                           18,093         30,301
   Other current assets                                  14,678         24,800
                                                     ----------     ----------
      Total current assets                               83,928        138,281
                                                     ----------     ----------

Property, Plant and Equipment:
   Land and buildings                                    16,926         44,553
   Machinery and equipment                               42,800         73,892
   Construction in progress                               2,811          6,616
   Less-accumulated depreciation                        (15,190)       (23,523)
                                                     ----------     ----------
      Net property, plant and equipment                  47,347        101,538
                                                     ----------     ----------

Goodwill, net of accumulated amortization
  of $2,415 and $5,653                                  103,885        160,063

Other Assets, net of accumulated amortization
  of $556 and $918                                       10,969         19,382
                                                     ----------     ----------
                                                     $  246,129     $  419,264
                                                     ----------     ----------
                                                     ----------     ----------

     LIABILITIES AND STOCKHOLDERS' INVESTMENT

Current Liabilities:
   Accounts payable                                   $  30,230      $  49,153
   Accrued liabilities                                   26,090         36,583
   Current maturities of long-term debt                      80          2,241
                                                     ----------     ----------
      Total current liabilities                          56,400         87,977

Long-Term Debt, net of current maturities                77,376        178,081

Other Noncurrent Liabilities                             24,986         51,498
                                                     ----------     ----------

Commitments and Contingencies
  (Notes 3, 8, 9 and 10)

Stockholders' Investment:
   Preferred stock, par value $1; 5,000,000
      shares authorized; none issued or outstanding         -              -
   Common stock, Class A; par value $.01;
      30,000,000 shares authorized; 3,795,000
      and 4,161,657 shares issued and outstanding            38             42
   Common stock, Class B; par value $.01;
      10,000,000 shares authorized; 4,998,254
      and 4,654,380 shares issued and outstanding            50             46
   Additional paid-in capital                            62,893         63,402
   Retained earnings                                     24,386         41,028
   Cumulative translation adjustment                        -           (2,810)
                                                     ----------     ----------
      Total stockholders' investment                     87,367        101,708
                                                     ----------     ----------

                                                     $  246,129     $  419,264
                                                     ----------     ----------
                                                     ----------     ----------


                The accompanying notes are an integral part of these
                             consolidated balance sheets.

                    DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF OPERATIONS

                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)





                                                           Years Ended December 31,
                                                   ---------------------------------------
                                                      1995           1996           1997
                                                   ---------      ---------      ---------
Revenues                                           $ 253,726      $ 245,329      $ 449,111

Cost of sales                                       219,559        207,810        375,086
                                                   ---------      ---------      ---------

   Gross profit                                       34,167         37,519         74,025

Selling, general and administrative expenses          15,513         17,157         32,815

Amortization expense                                   1,094          1,036          3,600
                                                   ---------      ---------      ---------

   Operating income                                   17,560         19,326         37,610

Interest expense                                       4,822          2,589          9,298

Gain on sale of window regulator business              4,240            -              -
                                                   ---------      ---------      ---------

   Income before income taxes                         16,978         16,737         28,312

Provision for income taxes                             6,852          6,609         11,670
                                                   ---------      ---------      ---------

   Net income                                      $  10,126      $  10,128      $  16,642
                                                   ---------      ---------      ---------
                                                   ---------      ---------      ---------

Basic earnings per share (Note 3)                  $    2.04      $    1.57      $    1.89
                                                   ---------      ---------      ---------
                                                   ---------      ---------      ---------

Diluted earnings per share (Note 3)                $    2.03      $    1.57      $    1.88
                                                   ---------      ---------      ---------
                                                   ---------      ---------      ---------



                The accompanying notes are an integral part of these
                          consolidated financial statements.

                    DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' INVESTMENT

                         (IN THOUSANDS, EXCEPT SHARE AMOUNTS)



                                                     Common Stock
                                      ------------------------------------------
                                            Class A                Class B         Additional              Cumulative
                                      --------------------   --------------------    Paid-in     Retained   Translation
                                       Shares      Amount    Shares       Amount    Capital     Earnings   Adjustment
                                      ---------    ------   ---------     ------   ---------    --------   -----------

BALANCE, December 31, 1994                    -     $   -    4,904,186      $  49   $  13,237   $   4,132   $       -

   Repurchase of common stock, net            -         -      (46,204)         -        (136)          -           -

   Issuance of common stock                   -         -      149,325          1         274           -           -

   Net income                                 -         -            -          -           -      10,126           -
                                      ---------     -----    ---------      -----   ---------   ---------   ---------
BALANCE, December 31, 1995                    -         -    5,007,307         50      13,375      14,258           -

   Initial public offering of
   common stock, net                  3,795,000        38            -          -      49,537           -           -

   Repurchase of common stock, net            -         -       (9,053)         -         (19)          -           -

   Net income                                 -         -            -          -           -      10,128           -
                                      ---------     -----    ---------      -----   ---------   ---------   ---------
BALANCE, December 31, 1996            3,795,000        38    4,998,254         50      62,893      24,386           -

   Sale of stock under Employee
     Stock Discount Purchase Plan        16,922         -            -          -         383           -           -

   Exercise of options                    5,861         -            -          -          85           -           -

   Collection of common stock
     subscriptions receivable                 -         -            -          -          41           -           -

   Conversion from Class B to
     Class A                            343,874         4     (343,874)        (4)          -           -           -

   Change in cumulative
     translation adjustment                   -         -            -          -           -           -      (2,810)

   Net income                                 -         -            -          -           -      16,642           -
                                      ---------     -----    ---------      -----   ---------   ---------   ---------

BALANCE, December 31, 1997            4,161,657     $  42    4,654,380      $  46   $  63,402   $  41,028   $  (2,810)
                                      ---------     -----    ---------      -----   ---------   ---------   ---------
                                      ---------     -----    ---------      -----   ---------   ---------   ---------




                The accompanying notes are an integral part of these
                          consolidated financial statements.

                    DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF CASH FLOWS

                                    (IN THOUSANDS)

                                                                                Years Ended December 31,
                                                                       ---------------------------------------
                                                                          1995           1996           1997
                                                                       ---------       --------      ---------

OPERATING ACTIVITIES:
   Net income                                                          $  10,126       $ 10,128      $  16,642
   Adjustments required to reconcile net income to net cash
    provided by operating activities-
     Depreciation and amortization                                         5,578          6,079         12,303
     Deferred income tax provision                                         5,067          3,331          1,521
     Gain on sale of window regulator business                            (4,240)             -              -
     Change in other operating items:
      Accounts receivable                                                 11,772         (2,248)       (12,841)
      Inventories                                                          2,167            458          2,512
      Other current assets                                                (1,405)         3,038         (7,803)
      Accounts payable and accrued liabilities                           (15,927)          (994)         3,479
      Other assets and liabilities                                             -              -         (7,297)
                                                                       ---------       --------      ---------
          Net cash provided by operating activities                       13,138         19,792          8,516
                                                                       ---------       --------      ---------

INVESTING ACTIVITIES:
   Capital expenditures, net                                              (6,116)        (6,260)       (16,242)
   Acquisitions, net                                                           -        (83,850)       (70,481)
   Net proceeds from sale of window regulator business                    18,006              -              -
   Investments in joint ventures and other                                  (462)        (4,983)        (6,663)
                                                                       ---------       --------      ---------
          Net cash provided by (used in) investing activities             11,428        (95,093)       (93,386)
                                                                       ---------       --------      ---------

FINANCING ACTIVITIES:
   Borrowings under revolving credit facility                             95,500        145,500        267,987
   Repayments of revolving credit facility                              (105,750)       (68,500)      (174,869)
   Repayments of debt                                                    (12,740)       (51,320)        (6,008)
   Stock offering proceeds, net                                                -         49,575              -
   Sale (repurchase) of common stock, net                                    139            (19)           510
                                                                       ---------       --------      ---------
          Net cash provided by (used in) financing activities            (22,851)        75,236         87,620
                                                                       ---------       --------      ---------

EFFECT OF EXCHANGE RATE ON CASH                                                -              -           (269)
                                                                       ---------       --------      ---------

   NET CHANGE IN CASH AND CASH EQUIVALENTS                                 1,715            (65)         2,481
CASH AND CASH EQUIVALENTS, beginning of period                                17          1,732          1,667
                                                                       ---------       --------      ---------
CASH AND CASH EQUIVALENTS, end of period                               $   1,732       $  1,667      $   4,148
                                                                       ---------       --------      ---------
                                                                       ---------       --------      ---------

SUPPLEMENTAL CASH FLOW INFORMATION:
   Cash paid for-
    Interest                                                           $   4,822       $  3,195       $  8,715
                                                                       ---------       --------      ---------
                                                                       ---------       --------      ---------
    Income taxes                                                       $   2,285       $  2,087       $  5,589
                                                                       ---------       --------      ---------
                                                                       ---------       --------      ---------


                The accompanying notes are an integral part of these
                          consolidated financial statements.

                   DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES
                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



1.   ORGANIZATION AND BASIS OF PRESENTATION:

     Dura Automotive Systems, Inc. (the Company) and subsidiaries designs and manufactures driver control mechanisms, cable related systems and engineered mechanical components for the global automotive industry. The Company has manufacturing facilities located in Indiana, Michigan, Missouri, Australia, Canada, France, Germany, Mexico and Spain, and in Brazil through its joint venture in Pollone S.A. (See Note 4).

2.   SIGNIFICANT ACCOUNTING POLICIES:

     PRINCIPLES OF CONSOLIDATION:

     The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

     FISCAL YEAR:

     The Company reports its operating results based on a 52-/53-week fiscal year. For presentation purposes, the Company uses December 31 as its fiscal year-end.

     CASH EQUIVALENTS:

     Cash equivalents consist of money market instruments with original maturities of three months or less and are stated at cost which approximates fair value.

     INVENTORIES:

     Inventories are valued at the lower of first-in, first-out (FIFO) cost or market.

     Inventories consisted of the following (in thousands):


                                       December 31,
                                  ----------------------
                                    1996            1997
                                  -------         -------
          Raw materials           $ 9,384         $15,562
          Work in process           4,767           9,126
          Finished goods            3,942           5,613
                                  -------         -------
                                  $18,093         $30,301
                                  -------         -------
                                  -------         -------


     OTHER CURRENT ASSETS:

     Other current assets consisted of the following (in thousands):


                                           December 31,
                                        -----------------
                                          1996      1997
                                        -------   -------
     Excess of cost over billings on
       uncompleted tooling projects     $ 7,541   $12,603
     Deferred income taxes                6,067     9,350
     Prepaid expenses                     1,070     2,847
                                        -------   -------
                                        $14,678   $24,800
                                        -------   -------
                                        -------   -------


     Excess of cost over billings on uncompleted tooling projects represents costs incurred by the Company in the production of customer-owned tooling to be used by the Company in the manufacture of its products. The Company receives a specific purchase order for this tooling and is reimbursed by the customer within one operating cycle. Costs are deferred until reimbursed by the customer. Forecasted losses on incomplete projects are recognized currently.

     PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment are stated at cost. For financial reporting purposes, depreciation is provided on the straight-line method over the following estimated useful lives:

          Buildings                          30 years
          Machinery and equipment       3 to 20 years

     Accelerated depreciation methods are used for tax reporting purposes.

     Maintenance and repairs are charged to expense as incurred. Major betterments and improvements which extend the useful life of the item are capitalized and depreciated. The cost and accumulated depreciation of property, plant and equipment retired or otherwise disposed of are removed from the related accounts, and any residual values are charged or credited to income.

     OTHER ASSETS:

     Goodwill represents the excess of the purchase price over the fair value of the net assets acquired and is being amortized on a straight-line basis over 40 years. Other assets principally consist of transaction costs incurred related to the acquisitions and are being amortized over five to seven years.

     The Company periodically evaluates whether events and circumstances have occurred which may affect the estimated useful life or the recoverability of the remaining balance of its goodwill and other long-lived assets. If such events or circumstances were to indicate that the carrying amount of these assets would not be recoverable, the Company would estimate the future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) were less than the carrying amount of goodwill, the Company would recognize an impairment loss.

     Certain tooling and design costs related to previously proven product designs are reimbursed by the Company's customers as the related product is sold through an incremental increase in each product's unit selling price. Such costs are capitalized and amortized using the unit of production method over the life of the related tool. Amounts capitalized and included in other assets were $2.9 million at December 31, 1996 and $4.2 million at December 31, 1997. If the Company forecasts that the amount of capitalized tooling and design costs exceeds the amount to be realized through the sale of product, a loss is recognized currently. Research and development and start-up costs, which are not material, are expensed as incurred.

     ACCRUED LIABILITIES:

     Accrued liabilities consisted of the following (in thousands):


                                      December 31,
                                   -----------------
                                     1996      1997
                                   -------   -------
     Compensation and benefits     $ 9,663   $17,170
     Medical insurance               5,641     7,012
     Other                          10,786    12,401
                                   -------   -------
                                   $26,090   $36,583
                                   -------   -------
                                   -------   -------


     OTHER NONCURRENT LIABILITIES:

     Other noncurrent liabilities consisted of the following (in thousands):


                                                     December 31,
                                                  -----------------
                                                    1996      1997
                                                  -------   -------
     Plant closure and consolidation costs        $ 5,205   $23,724
     Legal and environmental                        8,477     7,496
     Post-retirement medical benefits               6,097     7,188
     Other                                          5,207    13,090
                                                  -------   -------
                                                  $24,986   $51,498
                                                  -------   -------
                                                  -------   -------


     REVENUE RECOGNITION AND SALES COMMITMENTS:

     The Company recognizes revenue as its products are shipped to its customers. The Company enters into agreements with its customers at the beginning of a given vehicle's life to produce products. Once such agreements are entered into by the Company, fulfillment of the customers' purchasing requirements is generally the obligation of the Company for the entire production life of the vehicle, generally with terms of up to 7 years. In certain instances, the Company may be committed under existing agreements to supply product to its customers at selling prices which are not sufficient to cover the direct cost to produce such product. In such situations, the Company records a liability for the estimated future amount of such losses. Such losses are recognized at the time that the loss is probable and reasonably estimable.

     INCOME TAXES:

     The Company accounts for income taxes under the liability method, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using currently enacted tax rates.

     COMMON STOCK:

     The holder of each share of Class A common stock outstanding is entitled to one vote per share and the holder of each share of Class B common stock outstanding is entitled to ten votes per share.

     STOCK OPTIONS:

     The Company accounts for stock options under the provisions of Accounting Principles Board Opinion (APB) No. 25, under which no compensation expense is recognized when the stock options are granted. The pro forma effects had the Company followed the provisions of Statement of Financial Accounting Standards (SFAS) No. 123 are included in Note 3.

     USE OF ESTIMATES:

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The ultimate results could differ from those estimates.

     FOREIGN CURRENCY TRANSLATION:

     Assets and liabilities of the Company's foreign operations are translated using the year-end rates of exchange. Results of operations are translated using the average rates prevailing throughout the period. Translation gains or losses are accumulated as a separate component of stockholders' investment.

     RECLASSIFICATIONS:

     Certain amounts previously reported in the 1995 and 1996 consolidated financial statements have been reclassified to conform to the 1997 presentation. The reclassifications had no effect on previously reported net income or stockholders' investment.

     RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS:

     During June 1997, the Financial Accounting Standards Board released SFAS No. 130, "Reporting Comprehensive Income", effective for fiscal years beginning after December 15, 1997. SFAS No. 130 establishes standards for reporting and display in the financial statements of total net income and the components of all other nonowner changes in equity, referred to as comprehensive income. The Company will adopt SFAS No. 130 in 1998 and is currently analyzing the impact it will have on the disclosures in the financial statements.

     During June 1997, the Financial Accounting Standards Board released SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", effective for fiscal years beginning after December 15, 1997. SFAS No. 131 requires disclosure of business and geographic segments in the consolidated financial statements of the Company. The Company will adopt SFAS No. 131 in 1998 and is currently analyzing the impact it will have on the disclosures in its financial statements.

3.   STOCKHOLDERS' INVESTMENT:

     INITIAL PUBLIC OFFERING OF CLASS A COMMON STOCK:

     On August 14, 1996, the Company completed an initial public offering of 3,795,000 shares of its Class A common stock at $14.50 per share (the "Offering"). The Company received net proceeds of approximately $50 million from the Offering. Net proceeds from the Offering were used to repay certain outstanding indebtedness. Immediately prior to the completion of the Offering, the Company's board of directors and stockholders approved an Amended and Restated Certificate of Incorporation and a recapitalization pursuant to which the outstanding shares of the Company's Class A, B and C common stock were exchanged for 4,998,254 shares in the aggregate of the Company's new Class B common stock (out of a total of 10,000,000 shares of Class B common stock authorized for issuance under the Amended and Restated Certificate of Incorporation). Immediately after the consummation of the recapitalization and the Offering, the Company had 8,793,254 shares of common stock outstanding. In addition, the Company has options outstanding to purchase 32,045 shares of Class B common stock at an exercise price of $1.45 per share. The accompanying consolidated financial statements have been retroactively restated to give effect to the recapitalization as if it had occurred at the beginning of the earliest period presented.

     EARNINGS PER SHARE:

     Basic earnings per share were computed by dividing net income by the weighted average number of Class A and Class B common shares outstanding during the year. Diluted earnings per share include the dilutive effects of outstanding stock options using the treasury stock method as follows (in thousands, except per share data):


                                                              Years Ended December 31,
                                                          -------------------------------
                                                            1995        1996        1997
                                                          -------     -------     -------

          Net income                                      $10,126     $10,128     $16,642
                                                          -------     -------     -------
                                                          -------     -------     -------
          Weighted average number of Class A
             common shares outstanding                          -       1,434       3,907
          Weighted average number of Class B
             common shares outstanding                      4,967       5,000       4,901
          Dilutive effect of outstanding stock
             options after application of the
             treasury stock method                             22          28          61
                                                          -------     -------     -------
          Diluted shares outstanding                        4,989       6,462       8,869
                                                          -------     -------     -------
                                                          -------     -------     -------
          Basic earnings per share                        $  2.04     $  1.57     $  1.89
                                                          -------     -------     -------
                                                          -------     -------     -------
          Diluted earnings per share                      $  2.03     $  1.57     $  1.88
                                                          -------     -------     -------
                                                          -------     -------     -------


     The Company adopted SFAS No. 128, "Earnings per Share," effective
     December 15, 1997.  As a result, the Company's reported earnings per share
     (EPS) for 1995 and 1996 have been restated as follows:

                                                  1995           1996
                                                 -----          -----

              Primary EPS as reported            $2.03          $1.57
              Effect of SFAS No. 128              0.01            -
                                                 -----          -----
              Basic EPS as restated              $2.04          $1.57
                                                 -----          -----
                                                 -----          -----

              Fully diluted EPS as reported      $2.03          $1.57
              Effect of SFAS No. 128               -              -
                                                 -----          -----
              Diluted EPS as restated            $2.03          $1.57
                                                 -----          -----
                                                 -----          -----


     STOCK OPTION PLAN:

     Prior to consummation of the Offering, the board of directors and stockholders of the Company approved the 1996 Key Employee Stock Option Plan (the "Stock Option Plan"). Certain people who are full-time, salaried employees of the Company are eligible to participate in the Stock Option Plan (an "Employee Participant"). A committee of the board of directors selects the Employee Participants and determines the terms and conditions of the options. The Stock Option Plan provides for the issuance of options to Employee Participants covering up to 600,000 shares of Class A common stock of the Company, subject to certain adjustments reflecting changes in the Company's capitalization. Information regarding the Stock Option Plan is as follows:


                                                                             Weighted
                                                Shares                       Average
                                                Under        Exercise        Exercise
                                                Option        Prices          Price
          --------------------------------------------------------------------------------
          Outstanding, December 31, 1995            -     $        -         $    -
             Granted                            108,134          14.50          14.50
             Granted                             76,100          20.75          20.75
             Granted                              3,500          23.50          23.50
                                                -------   ------------        -------
          Outstanding, December 31, 1996        187,734    14.50-23.50          17.20
             Granted                             20,000          28.00          28.00
             Granted                             80,000          24.50          24.50
             Granted                             44,300          25.75          25.75
             Exercised                           (5,861)   14.50-20.75          14.61
             Forfeited                           (9,500)         20.75          20.75
                                                -------   ------------        -------
          Outstanding, December 31, 1997        316,673   $14.50-28.00        $ 20.86
                                                -------   ------------        -------
                                                -------   ------------        -------


     Of the outstanding options at December 31, 1997, options covering 89,798 shares are currently exercisable with a weighted average exercise price of $16.84 per share.

     The weighted average fair value of options granted during 1996 was $8.92 and during 1997 was $14.05.

     As of December 31, 1997, the outstanding stock options granted in 1996 have a remaining contractual life of 9 years and the outstanding stock options granted in 1997 have a remaining contractual life of 10 years.

     INDEPENDENT DIRECTOR STOCK OPTION PLAN:

     Prior to consummation of the Offering, the board of directors and stockholders of the Company approved the Dura Automotive Systems, Inc. Independent Director Stock Option Plan (the "Director Option Plan") that provides for the issuance of options to Independent Directors, as defined, to acquire up to 100,000 shares of the Company's Class A common stock, subject to certain adjustments reflecting changes in the Company's capitalization. The option exercise price must be at least 100 percent of the fair value of the Class A common stock at the time the option is issued. Such option grants vest six months from the date of grant. As of December 31, 1997, the Company had granted options under the Director Option Plan to acquire 21,000 shares of the

     Company's Class A Common Stock at an exercise price of $24.50 to $25.50 per share. As of December 31, 1997, 5,000 of these options were exercisable.

     EMPLOYEE STOCK DISCOUNT PURCHASE PLAN:

     Prior to consummation of the Offering, the board of directors and stockholders of the Company approved the Dura Automotive Systems, Inc. Employee Stock Discount Purchase Plan (the "Employee Stock Purchase Plan") which provides for the sale of up to 500,000 shares of the Company's
     Class A common stock at discounted purchase prices, subject to certain limitations. The cost per share under this plan is 85% of the market value of the Company's Class A common stock at the date of purchase, as defined. No shares of Class A common stock were issued to employees pursuant to this plan during the year ended December 31, 1996 and 16,922 shares of Class A common stock were issued during the year ended December 31, 1997. The weighted average fair value of shares sold in 1997 was $22.63.

     STOCK-BASED COMPENSATION PLANS:

     As discussed above, the Company has two stock option plans, the Stock Option Plan and the Director Option Plan, and the Employee Stock Purchase Plan. The Company has elected to continue to account for these plans under APB No. 25, under which no compensation cost has been recognized. Had compensation cost for these plans been determined as allowed under SFAS
     No. 123 the Company's pro forma net income and pro forma earnings per share would have been as follows (in thousands):


                                                   Years Ended December 31,
                                                  ---------------------------
                                                   1995       1996      1997
                                                  -------   -------   -------
     Net income                    As Reported    $10,126   $10,128   $16,642
                                   Pro Forma      $10,126   $10,093   $16,504

     Basic earnings per share      As Reported    $  2.04   $  1.57   $  1.89
                                   Pro Forma      $  2.04   $  1.57   $  1.87

     Diluted earnings per share    As Reported    $  2.03   $  1.57   $  1.88
                                   Pro Forma      $  2.03   $  1.56   $  1.86


     The effect of the stock offered under the Employee Stock Purchase Plan was not material for 1996 and 1997.

     The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions: risk free interest rates of 6.1% to 6.6% in 1996 and 5.7% to 6.5% in 1997; expected life of seven years for 1996 and 1997; expected volatility of 19%, 24% and 28% in 1996 and 38% and 45% in 1997.

     DIVIDENDS:

     The Company has not declared or paid any cash dividends in the past. As discussed in Note 5, the Company's debt agreement restricts the amount of dividends the Company can declare or pay. As of December 31, 1997, under the most restrictive debt covenants, the Company could not have paid any cash dividends.

4.   ACQUISITIONS AND DIVESTITURE:

     In August 1996, the Company formed a joint venture with Excel Industries, Inc. (Excel) to participate equally in the acquisition of a 26 percent interest in Pollone S.A. (Pollone), a manufacturer of automotive components and mechanical assemblies headquartered in Brazil, for $5 million in total. The Company has accounted for its portion of this investment using the cost method of accounting. The joint venture has also loaned Pollone an additional $10.5 million pursuant to notes which bear interest at approximately 7% and mature from August 1998 through August 2000. Certain of these notes are convertible into equity of Pollone, at the joint venture's option. The investment and the notes are included in other assets in the accompanying consolidated balance sheets.

     In October 1996, the Company acquired the parking brake business of Rockwell Light Vehicle Systems France S.A. (the French Operations). The aggregate purchase price was approximately $3.75 million. The parking brake business is operated from a facility in Cluses, France. The pro forma effects of this transaction are not material to the Company's results of operations for the year ended December 31, 1997.

     In December 1996, the Company acquired all of the outstanding common stock of KPI Automotive Group (KPI) from Sparton Corporation for approximately $78.8 million in cash. KPI manufactures shifter systems, parking brake mechanisms, brake pedals, underbody spare tire carriers and airbag components for the North American automotive industry from facilities in Indiana and Michigan. The acquisition was financed with proceeds from borrowings under the Company's revolving credit facility.

     In January 1997, the Company acquired all of the outstanding common stock of the VOFA Group (VOFA) for approximately $38 million in cash and assumed indebtedness. The cash portion of the purchase price was financed with borrowings under the Company's bank credit agreement. The Company will also make additional payments of up to approximately $6 million if certain operating targets are achieved by VOFA in the first three years following the acquisition. VOFA manufactures shifter cables, brake cables and other light duty cables for the European automotive and industrial markets from facilities in Dusseldorf, Gehren and Daun, Germany and Barcelona, Spain.

     In May 1997, the Company acquired the automotive parking brake business from Excel for approximately $2.9 million. The pro forma effects of this transaction are not material to the Company's results of operations for the year ended December 31, 1997.

     In August 1997, the Company acquired GT Automotive Systems, Inc.
     (GT Automotive), headquartered in Livonia, Michigan. GT Automotive has manufacturing facilities in Livonia and Warren, Michigan and Windsor and Brantford, Ontario, Canada, with annual revenues of approximately
     $70 million. Initial consideration for the acquisition of GT Automotive was $45 million in cash and assumed indebtedness. The Company will also make additional payments of up to $15 million if certain operating targets are achieved by GT Automotive in the first two years following the acquisition. The acquisition was financed with proceeds from borrowings under the Company's bank credit agreement, as amended.

     In December 1997, the Company acquired all of the outstanding common stock of REOM Industries, an Australian designer and manufacturer of jacks and parking brakes, for approximately $3.7 million. The pro forma effects of this transaction are not material to the Company's results of operations for the year ended December 31, 1997.

     The acquisitions of the French Operations, KPI, VOFA, the Excel parking brake business and GT Automotive have been accounted for using the purchase method of accounting and, accordingly, the assets acquired and liabilities assumed have been recorded at their fair values as of the dates of the acquisitions. The excess of the purchase price over the fair value of the assets acquired and liabilities assumed has been recorded as goodwill. The assets acquired and liabilities assumed of the Excel parking brake business and GT Automotive have been recorded based upon preliminary estimates of fair value as of the dates of acquisition. The Company does not believe the final allocation of purchase price will be materially different from preliminary allocations. Any changes to the preliminary estimates will be reflected as an adjustment to goodwill. Additional purchase liabilities recorded included approximately $13.6 million for costs associated with the shutdown and consolidation of certain acquired facilities and $16.6 million for severance and related costs. At December 31, 1997 liabilities for approximately $11.6 million for facility related costs and $14.9 million in severance costs remain on the consolidated balance sheet. Results of operations for these acquisitions have been included in the accompanying consolidated financial statements since the dates of acqusition.

     On April 2, 1995, the Company sold the net assets of its window regulator business to Rockwell International Corporation for approximately $18 million in cash, resulting in a pretax gain of approximately $4.2 million. The results of operations of the window regulator business have been included in the accompanying consolidated financial statements through April 2, 1995, the date of divestiture.

     Following are unaudited consolidated pro forma results of operations for the year ended December 31, 1997 giving effect to the acquisition of GT Automotive as if it were completed at the beginning of the period (in thousands, except per share data):

                                           Pro Forma for
                                          the Year Ended
                                           Dec. 31, 1997
                                          --------------

          Revenues                           $489,752
                                          --------------
                                          --------------

          Net income                         $ 14,830
                                          --------------
                                          --------------

          Basic earnings per share           $   1.68
                                          --------------
                                          --------------

          Diluted earnings per share         $   1.67
                                          --------------
                                          --------------


     The unaudited pro forma consolidated financial information does not purport to represent what the Company's financial position or results of operations would actually have been if these transactions had occurred at such dates or to project the Company's future results of operations.

5.   DEBT:

     Debt consisted of the following (in thousands):


                                                                 December 31,
                                                            -----------------------
                                                              1996           1997
                                                            ---------      --------
     Revolving credit facility, due August 2002, interest
       at the lender's prevailing reference rate plus
       .5% or the Eurocurrency rate plus .5%, at the
       discretion of the Company (6.06% to 8.25% at
       December 31, 1996 and 3.94% to 8.5% at
       December 31, 1997)
                                                             $77,000       $165,158
     Other                                                       456         15,164
                                                             -------       --------
                                                              77,456        180,322
     Less - Current maturities                                   (80)        (2,241)
                                                             -------       --------
                                                             $77,376       $178,081
                                                             -------       --------
                                                             -------       --------


     Future maturities of long-term debt as of December 31, 1997 are as follows (in thousands):

                    1998                     $  2,241
                    1999                        5,006
                    2000                        2,004
                    2001                        1,156
                    2002                      169,915
                                             --------
                                             $180,322
                                             --------
                                             --------


     The Company's bank credit agreement, as amended, consists of a revolving credit facility with a committed amount of $200 million and is collateralized by substantially all assets of the Company. The agreement also provides the Company with the ability to denominate a portion of its borrowings in foreign currencies up to an amount equivalent to $50 million ($30 million sub-limit for Deutsche Marks). As of December 31, 1997, $158.8 million of borrowings outstanding under the revolving credit facility are denominated in U.S. dollars, $2.8 million of borrowings are denominated in Canadian dollars and $3.6 million of borrowings are denominated in Deutsche Marks. The bank credit agreement requires the Company to pay a facility fee on the commitment amount of .25% and contains various restrictive covenants, which, among other matters, require the Company to maintain certain financial ratios, including minimum liquidity and interest coverage. The bank credit agreement also limits additional indebtedness, investments, rental obligations and cash dividends. The Company was in compliance with all such covenants at December 31, 1997. In addition, the Company has outstanding letters of credit in the amount of approximately $3 million expiring through July 2000.

6.   INCOME TAXES:

     The provision for income taxes consisted of the following (in thousands):


                              Years Ended December 31,
                         -------------------------------------
                          1995           1996            1997
                         ------         ------         -------
          Current        $1,785         $3,278         $10,149
          Deferred        5,067          3,331           1,521
                         ------         ------         -------
            Total        $6,852         $6,609         $11,670
                         ------         ------         -------
                         ------         ------         -------


     A reconciliation of the provision for income taxes at the statutory rates to the reported income tax provision is as follows (in thousands):


                                                       Years Ended December 31,
                                                      --------------------------
                                                       1995      1996      1997
                                                      ------    ------   -------
          Federal provision at statutory
            rates                                     $5,898    $5,858   $ 9,909
          State taxes, net of federal benefit            685       652       990
          Foreign provision in excess of
            US tax rate                                    -         -       444
          Amortization of non-deductible
            goodwill                                     255       224       440
          Foreign sales corporation benefit                -      (192)     (260)
          Other, net                                      14        67       147
                                                      ------    ------   -------
            Total                                     $6,852    $6,609   $11,670
                                                      ------    ------   -------
                                                      ------    ------   -------


     A summary of deferred tax assets (liabilities) is as follows (in thousands):


                                                                  December 31,
                                                              ---------------------
                                                               1996           1997
                                                              ------        -------
     Accrued legal and insurance costs                        $5,306        $ 6,150
     Accrued plant closure and consolidation costs             1,332          5,560
     Depreciation and property basis differences              (3,539)        (4,100)
     Deferred design costs                                    (1,251)        (1,480)
     Inventory valuation adjustments                             307          1,330
     Postretirement benefit obligations                        1,247          1,280
     Accrued compensation costs                                  798          1,230
     Other reserves and accruals not deductible
       for tax purposes                                        1,867            568
     Canadian net operating loss carryforwards                     -          1,475
     Valuation allowance                                           -         (1,475)
                                                              ------        -------
      Net deferred income tax asset                           $6,067        $10,538
                                                              ------        -------
                                                              ------        -------


     The valuation allowance was established for the Canadian net operating losses acquired in connection with the acquisition of GT Automotive as their realization is not assured.

7.   MAJOR CUSTOMERS:

     The Company sells its products directly to automobile manufacturers. Following is a summary of customers that accounted for a significant portion of consolidated revenues for each of the three years in the period ended December 31, 1997:


                             Years Ended December 31,
                             ------------------------
                             1995      1996      1997
                             ----      ----      ----
          Ford                52%       49%       42%
          GM                  35%       36%       25%
          Chrysler             6%        8%        7%


     As of December 31, 1996 and 1997, receivables from these customers represented 89 percent and 71 percent of total accounts receivable.

8.   EMPLOYEE BENEFIT PLANS:

     PENSION PLANS:

     The Company sponsors two defined benefit pension plans which cover certain hourly and salary employees. The Company's policy is to make annual contributions to the plans to fund the normal cost and the unfunded frozen initial liability over 11.5 years. The salaried employee related plan was curtailed during 1996. The Company agreed to provide certain additional benefits to a defined group of individuals who were included in the salaried employee plan under a separate defined contribution plan, and has accrued the present value of such benefits. The net effect of the curtailment and the provision for benefits under the separate defined contribution plan was not material.

     Net pension expense consisted of the following (in thousands):


                                                                Years Ended December 31,
                                                                ------------------------
                                                                1995      1996      1997
                                                                ----      ----      ----
          Service cost-benefits earned during the year          $413      $236      $185
          Interest cost on projected benefit obligation          277       243       252
          Return on plan assets                                 (150)     (237)     (232)
          Net amortization and deferral                           26        65        42
                                                                ----      ----      ----
               Net pension expense                              $566      $307      $247
                                                                ----      ----      ----
                                                                ----      ----      ----


     Pursuant to Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions," the Company has recorded deferred pension costs of $194,000, $393,000 and $347,000 at December 31, 1995, 1996 and 1997
     related to the minimum pension liability, which are classified as other assets in the accompanying consolidated balance sheets.

     The funded status of the Company's plans is as follows (in thousands):

                                                                       December 31,
                                                                   ---------------------
                                                                    1996           1997
                                                                   ------         ------
          Actuarial present value of:
             Vested benefit obligation                             $2,825         $3,491
                                                                   ------         ------
                                                                   ------         ------
             Accumulated benefit obligation                        $3,393         $4,157
                                                                   ------         ------
                                                                   ------         ------

             Projected benefit obligation                          $3,393         $4,157
          Plan assets at fair value                                 2,732          3,206
                                                                   ------         ------
             Projected benefit obligation in
             excess of plan assets                                    661            951
          Unrecognized net loss                                       (31)          (527)
          Prior service cost                                         (393)          (347)
          Adjustment to recognize minimum liability                   660            874
                                                                   ------         ------
             Accrued pension costs                                   $897           $951
                                                                   ------         ------
                                                                   ------         ------


     The accumulated and projected benefit obligations were determined using an assumed discount rate of 7.5 percent for the years ended December 31, 1996 and 1997. The assumed long-term rate of return on assets was 8.0 percent at December 31, 1996 and 1997. Plan assets consist principally of common stock, fixed income securities and guaranteed investment contracts.

     RETIREMENT SAVINGS PLANS:

     The Company sponsors employee retirement savings plans which allow qualified employees to provide for their retirement on a tax-deferred basis. In accordance with the terms of the retirement savings plans, the Company is required to match certain of the participants' contributions and/or provide employer contributions based on the

     Company's performance and other factors. Such employer contributions totaled $976,000, $1.6 million and $2.2 million during fiscal 1995, 1996 and 1997.

     POSTRETIREMENT BENEFITS OTHER THAN PENSIONS:

     The Company has various postretirement medical benefit plans for certain employee groups and has recorded a liability for its estimated obligations under these plans.

     Net periodic postretirement benefit cost is as follows (in thousands):


                                                       Years Ended December 31,
                                                       ------------------------
                                                       1995      1996      1997
                                                       ----      ----      ----
     Service cost-benefits earned during the year      $ 74      $ 84      $101
     Interest cost on projected benefit obligation      679       558       433
     Net amortization and deferral                      124       127       (97)
                                                       ----      ----      ----
          Net periodic postretirement benefit cost     $877      $769      $437
                                                       ----      ----      ----
                                                       ----      ----      ----


     The funded status of the Company's plans is as follows (in thousands):


                                                                    December 31,
                                                                -------------------
                                                                 1996         1997
                                                                ------       ------
     Accumulated benefit obligation                             $4,544       $5,755
     Plan assets at fair value                                       -          -
                                                                ------       ------
        Projected benefit obligation in excess of plan assets    4,544        5,755
     Prior service cost                                             97           89
     Unrecognized net gain (loss)                                1,456        1,344
                                                                ------       ------
        Accrued postretirement benefits                         $6,097       $7,188
                                                                ------       ------
                                                                ------       ------


     For measurement purposes, a 7 percent annual rate of increase for the healthcare cost trend was assumed for 1997. The rate was assumed to decrease 1 percent annually to 5 percent and remain level thereafter. Increasing the assumed healthcare cost trend assumption by one percentage point would increase the accumulated postretirement benefit obligation by approximately $510,000 and the net periodic postretirement expense by approximately $89,000 for the year ended December 31, 1997.

9.   COMMITMENTS AND CONTINGENCIES:

     ALKIN SERVICE AND SUPPLY AGREEMENTS:

     In connection with the 1994 acquisition of Alkin Co. (Alkin), the Company entered into agreements with Alkin whereby the Company receives services related to data processing, payroll and personnel administration, and other administrative matters. Amounts paid under these service agreements were $1.8 million, $1.3 million and $1.1 million for the years ended December 31, 1995, 1996 and 1997. Future minimum commitments under the service agreements are approximately $80,000 in 1998. In addition, the Company and Alkin have mutually agreed to supply each other's operations with certain items necessary for the manufacture of their products. These supply agreements are for periods of up to five years and are at terms which the Company believes are no less favorable than could be obtained from an independent party.

     LEASES:

     The Company leases office and manufacturing space and certain equipment under operating lease agreements which require it to pay maintenance, insurance, taxes and other expenses in addition to annual rentals. Future annual rental commitments at December 31, 1997 under these operating leases are as follows (in thousands):


          Year           Amount
          ----           ------
          1998           $1,306
          1999              930
          2000              631
          2001              471
          2002              353
          Thereafter        869
                         ------
                         $4,560
                         ------
                         ------


     LITIGATION:

     The Company is party to certain claims arising in the ordinary course of business. In the opinion of management, based upon the advice of legal counsel, the outcomes of such claims are not expected to be material to the Company.

10.  RELATED PARTY TRANSACTIONS:

     The Company paid fees to Hidden Creek Industries (HCI), an affiliate of the Company, of approximately $250,000 in 1995 in connection with the divestiture, $750,000 in 1996 in connection with the acquisitions and the Offering and $850,000 in 1997 in connection with the acquisitions of VOFA and GT Automotive. In addition, under the terms of a management agreement, which was terminated in August 1996, the Company paid HCI monthly management fees for certain administrative services. Total management fees of approximately $733,000 for the year ended December 31, 1995 and $881,000 for the year ended December 31, 1996 are included in selling, general and administrative expenses in the accompanying consolidated statements of operations. See Note 4 for discussion of acquisitions and divestiture.

11.  QUARTERLY FINANCIAL DATA (UNAUDITED):

     The following is a condensed summary of actual quarterly results of operations for 1996 and 1997 (in thousands, except per share amounts):


                                                            Basic     Diluted
                               Gross   Operating    Net    Earnings   Earnings
               Revenues        Profit    Income    Income  Per Share  Per Share
               --------       -------  ---------  -------  ---------  ---------
1996:
     First     $ 59,303       $ 7,732   $ 3,336   $ 1,347    $0.27      $0.27
     Second      68,054        10,952     6,822     3,607     0.72       0.72
     Third       57,130         7,552     3,250     1,746     0.25       0.25
     Fourth      60,842        11,283     5,918     3,428     0.39       0.39
               --------       -------  ---------  -------  ---------    -----
               $245,329       $37,519   $19,326   $10,128    $1.57      $1.57
               --------       -------  ---------  -------  ---------    -----
               --------       -------  ---------  -------  ---------    -----

1997:
     First     $107,367       $16,582   $ 7,803   $ 3,544    $0.40      $0.40
     Second     115,350        19,239    10,769     5,100     0.58       0.58
     Third      101,862        15,449     6,920     2,657     0.30       0.30
     Fourth     124,532        22,755    12,118     5,341     0.61       0.60
               --------       -------  ---------  -------  ---------    -----
               $449,111       $74,025   $37,610   $16,642    $1.89      $1.88
               --------       -------  ---------  -------  ---------    -----
               --------       -------  ---------  -------  ---------    -----


     The sum of per share amounts for the quarters does not necessarily equal the total for the year due to the timing of the Offering and its effects on the computation of weighted average number of shares outstanding.

                           DURA AUTOMOTIVE SYSTEMS, INC.
                           EXHIBIT INDEX TO ANNUAL REPORT
                                    ON FORM 10-K
                    FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997

                                                                                             PAGE NUMBER IN
                                                                                               SEQUENTIAL
                                                                                                NUMBERING
                                                                                             OF ALL FORM 10-K
   EXHIBIT                                                                                  AND EXHIBIT PAGES
   -------                                                                                  -----------------
     3.1       Form of Amended and Restated Certificate of Incorporation of the Company,             *
               incorporated by reference to Exhibit 3.1 of the Registrant's Form S-1,
               Registration No. 333-06601 filed under the Securities Act of 1933 (the "S-1").
     3.2       Form of Amended and Restated By-laws of the Company, incorporated by                  *
               reference to Exhibit 3.2 of the S-1.
     4.1       Stockholders Agreement, dated as of August 31, 1994, by and among the                 *
               Company, Onex U.S. Investments, Inc., J2R, Alkin, the HCI Stockholders (as
               defined therein) and the Management Stockholders (as defined therein), incorporated by reference to Exhibit 4.1 of the S-1.
     4.2       Amendment to Stockholders Agreement, dated May 17, 1995, by and between               *
               the Company, Onex DHC LLC, J2R, Alkin, the HCI Stockholders (as defined therein)
               and the Management Stockholders (as defined therein), incorporated by reference to Exhibit 4.2 of the S-1.
     4.3       Registration Agreement, dated as of August 31, 1994, among the Company,               *
               Alkin and the MC Stockholders (as defined therein), incorporated by reference to
               Exhibit 4.3 of the S-1.
     4.4       Amendment to Registration Agreement, dated May 17, 1995, by and between               *
               the Company, the MC Stockholders (as defined therein) and Alkin, incorporated by reference to Exhibit 4.4 of the S-1.
     4.5       Investor Stockholder Agreement, dated as of August 31, 1994, by and among             *
               the Company, Onex U.S. Investments, Inc., J2R and certain other stockholders party thereto, incorporated by reference to Exhibit 4.5 of the S-1.
     4.6       Form of certificate representing Class A Common Stock of the Company,                 *
               incorporated by reference to Exhibit 4.6 of the S-1.
     4.7       Amended and Restated Multicurrency Credit Agreement, dated December 5,
               1996, among Dura Operating Corp., Kimanus Vermogensverwaltung GmbH, the
               various financial institutions parties thereto, Bank of America NT&SA, as agent, and BA Securities, Inc., as the arranger incorporated by reference to
               Exhibit 4.1 of the Registrant's Form 8-K dated December 20, 1996.
     4.8       Consolidated Amendment No. 1 to Amended and Restated Multicurrency Credit
               Agreement, dated August 29, 1997, by and among Dura Operating Corp., Kimanus
               Vermogensverwaltung GmbH, the various commercial lending institutions parties thereto, as lenders, and Bank of America NT&SA, as agent, incorporated by reference to Exhibit 4.2 of the Registrant's Form 8-K dated September 12, 1997.
     10.1      Joint Venture Agreement, dated as of August 31, 1994, by and among the                *
               Company, Alkin, MCHC, Onex and J2R, incorporated by reference to Exhibit 10.1 of the S-1.
     10.2**    Management Contribution Agreement, dated as of August 31, 1994, by and                *
               among the Company, Kim B. Clark and the Management Stockholders (as defined therein), incorporated by reference to Exhibit 10.2 of the S-1.
     10.3**    Management Agreement, dated as of August 31, 1994, by and between                     *
               Hidden Creek and Dura Operating Corp. (formerly known as Dura Automotive
               Systems, Inc.) ("Dura Operating"), incorporated by reference to Exhibit 10.3 of the S-1.
     10.4**    Stock Option Agreement, dated as of August 31, 1994, between the Company              *
               and Alkin, incorporated by reference to Exhibit 10.4 of the S-1.
     10.5**    Stock Option Agreement, dated as of August 31, 1994, between the Company              *
               and Kim B. Clark, incorporated by reference to Exhibit 10.5 of the S-1.
     10.6      Subordinated Promissory Note, dated August 31, 1994, of the Company in the            *
               amount of $2,000,000 in favor of Alkin, incorporated by reference to Exhibit
               10.6 of the S-1.
     10.7      Subordinated Promissory Note, dated August 31, 1994, of MCHC in the amount            *
               of $1,800,000 in favor of Onex Ohio Holdings, Inc., incorporated by reference to
               Exhibit 10.7 of the S-1.



     10.8      Subordinated Promissory Note, dated August 31, 1994, of MCHC in the amount           *
               of $200,000 in favor of J2R, incorporated by reference to Exhibit 10.8 of the
               S-1.
     10.9      Credit Agreement, dated as of August 31, 1994, among Dura Operating, certain         *
               commercial lending institutions, The Bank of Nova Scotia, Comerica Bank, The
               Chase Manhattan Bank and Continental Bank, incorporated by reference to Exhibit
               10.9 of the S-1.
     10.10     Security Agreement, dated as of August 31, 1994, between Dura Operating and          *
               Continental Bank, as agent, incorporated by reference to Exhibit 10.10 of the
               S-1.
     10.11     Pledge Agreement, dated as of August 31, 1994, entered into by Dura Operating        *
               in favor of Continental Bank, as agent, incorporated by reference to Exhibit
               10.11 of the S-1.
     10.12     Guaranty, dated August 31, 1994, by Dura de Mexico S.A. de C.V. ("Dura               *
               Mexico") in favor of the Agents, the Co-Agents and the Lenders (each as defined therein), incorporated by reference to Exhibit 10.12 of the S-1.
     10.13     Accounts Receivable Pledge Agreement, dated as of August 31, 1994, by                *
               and between Continental Bank, as agent, and Dura Mexico, incorporated by reference to Exhibit 10.13 of the S-1.
     10.14     Corporate Guaranty, dated August 31, 1994, by MCHC in favor of the Agent,            *
               Co-Agents and Lenders (each as defined therein), incorporated by reference to
               Exhibit 10.14 of the S-1.
     10.15     Pledge Agreement, dated as of August 31, 1994, by MCHC in favor of                   *
               Continental Bank, as agent, incorporated by reference to Exhibit 10.15 of the
               S-1.
     10.16     Letter Agreement, dated August 25, 1994, between the Company and Ford,               *
               incorporated by reference to Exhibit 10.16 of the S-1.
     10.17     Promissory Note, dated December 31, 1991, of Karl F. Storrie in favor of             *
               Continental Bank, as agent, incorporated by reference to Exhibit 10.17 of the
               S-1.
     10.18     Asset Purchase Agreement, dated March 23, 1995, by and among Dura                    *
               Operating, the Company and Rockwell International Corporation, incorporated by reference to Exhibit 10.18 of the S-1.
     10.19     Subscription Agreement, dated as of June 26, 1995, by and between the                *
               Company and the persons listed on the signature pages thereto, incorporated by reference to Exhibit 10.19 of the S-1.
     10.20     Subscription Agreement, dated as of June 26, 1995, by and between the                *
               Company, David P. Klosterman and Craig L. Lamiman, incorporated by reference to
               Exhibit 10.20 of the S-1.
     10.21**   Letter Agreement, dated November 9, 1995, between the Company and John J.            *
               Knappenberger, incorporated by reference to Exhibit 10.21 of the S-1.
     10.22**   Letter Agreement, dated August 16, 1994, between the Company and Craig L.            *
               Lamiman, incorporated by reference to Exhibit 10.21.1 of the S-1.
     10.23**   Letter Agreement, dated September 1, 1994, between the Company and David             *
               P. Klosterman, incorporated by reference to Exhibit 10.21.2 of the S-1.
     10.24     Lease, entered into as of January 5, 1988, between the City of Moberly,              *
               Missouri and Alkin, incorporated by reference to Exhibit 10.22 of the S-1.
     10.25     Net Lease, made as of March 16, 1995, by and between First Industrial                *
               Financing Partnership, L.P. ("First Industrial") and Dura Operating,
               incorporated by reference to Exhibit 10.23 of the S-1.
     10.26     First Addendum to New Lease, dated April 24, 1995, between First Industrial          *
               and Dura Operating, incorporated by reference to Exhibit 10.24 of the S-1.
     10.27     Lease of Office Space, dated June 14, 1991, between 80 South Eight Street            *
               Limited Partnership ("Eighth Street") and Hidden Creek, incorporated by reference to Exhibit 10.25 of the S-1.




     10.28     Amendment and Renewal of Lease, made as of April 30, 1993, by and                   *
               between Eighth Street and Hidden Creek, incorporated by reference to Exhibit
               10.26 of the S-1.
     10.29**   Form of 1996 Key Employee Stock Option Plan, incorporated by reference to           *
               Exhibit 10.27 of the S-1.
     10.30**   Form of Independent Director Stock Option Plan, incorporated by reference to        *
               Exhibit 10.28 of the S-1.
     10.31**   Form of Employee Stock Discount Purchase Plan, incorporated by reference to         *
               Exhibit 10.29 of the S-1.
     10.32     Form of Amended and Restated Stockholders Agreement, incorporated by                *
               reference to Exhibit 10.30 of the S-1.
     10.33     Form of Amended and Restated Investor Stockholders Agreement, incorporated          *
               by reference to Exhibit 10.31 of the S-1.
     10.34     Stock and Asset Purchase Agreement, dated October 3, 1996, among Sparton
               Corporation, Sparton Engineered Products, Inc., Lake Odessa Sparton Group
               and Dura Automotive Systems, Inc. incorporated by reference to Exhibit
               2.1 of the Registrant's Form 8-K dated December 20, 1996.
     10.35     Stock Purchase Agreement, dated August 1, 1997, by and among Dura Shifter
               Holding Corp. and the various selling shareholders, incorporated by reference to Exhibit 2.1 of the Registrant's Form 8-K dated September 12, 1997.
     11        Statement of Computation of Earnings Per Share for the Year Ended                  --
               December 31, 1997 filed herewith.
     21.1      Subsidiaries of the Company filed herewith.                                        --
     23.1      Consent of Arthur Andersen LLP filed herewith.                                     --
     27.1      Financial Data Schedule filed herewith.                                            --
     99.1      Consolidated Financial Statements of the Company for the Year Ended December       --
               31, 1997 together with Report of Indepedent Public Accoutants filed herewith


-----------------
*    Incorporated by reference.
**   Indicates compensatory arrangement.